As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfoLogix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1983837 (I.R.S. Employer Identification Number)

101 East County Line Road, Suite 210

Hatboro, Pennsylvania  19040

(215) 604-0691

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Roberts

Chief Financial Officer

101 East County Line Road, Suite 210

Hatboro, Pennsylvania  19040

(215) 604-0691

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stephen T. Burdumy

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, Pennsylvania 19103

Approximate date of commencement of proposed sale to the public:  From time to time following the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans. check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.00001 per share	2,158,333	$2.83	$6,108,083	$187.52

(1)          Amount of shares of common stock to be registered. All shares of common stock are to be offered and sold by the selling stockholders.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Registrant’s shares of common stock reported on the NASDAQ Capital Market on November 26, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 30, 2007

2,158,333 Shares of Common Stock

We are registering the resale by the selling stockholders from time to time of up to 2,158,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “IFLG.”  On November 26, 2007, the closing price of our common stock on the NASDAQ Capital Market was $2.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated      , 2007

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement or incorporated herein or therein by reference. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common stock.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. References in this prospectus to “we,” “our,” “us” and “our company” refer to InfoLogix, Inc. and its subsidiaries.

InfoLogix, Inc.

Overview

InfoLogix is a provider of enterprise mobility and radio frequency identification, or RFID, solutions. We provide these solutions to our customers by utilizing a combination of products and services, including consulting, business software applications, managed services, mobile workstations and devices, and wireless infrastructure. Our solutions are designed to allow the real time usage of data throughout a customer’s enterprise in order to enhance workflow, improve customer service, increase revenue and reduce costs. We sell wireless communication and computing devices, including mobile workstations, that connect to a customer’s wireless network so that information can be accessed from any location within the enterprise. We also implement customized software applications and provide RFID technology, a data-exchange method using transponders that store and remotely send or retrieve information, to enable the transmission and processing of that information between the customer’s information system and its wireless communication and computing devices. We also offer professional services that support and complement a customer’s wireless computing systems, including consulting, managed services, training, engineering, technical support and network monitoring.

Historically, the sale of mobile workstations and other wireless devices has represented a majority of our revenues. In the past two years, we have been transitioning our business to offer more software applications and professional services. With our new focus on selling software and services, we believe that we can provide more comprehensive enterprise mobility solutions to our customers. These solutions involve:

•                    Consulting with our customers to identify opportunities to use mobile technology in their enterprise to improve operations and the quality of their customer service by more efficiently managing people and assets.

•                    Assessing our customers’ existing wireless infrastructure – the cables, routers and network adapters from which a wireless network is constructed – and developing improved network designs to ensure effective wireless connectivity and infrastructure systems integration, while maintaining secure and consistent access to all of the network resources.

•                    Developing and implementing custom software applications by using proprietary and third-party software.

•                    Delivering and installing wireless infrastructure and user devices, including mobile workstations.

•                    Providing our customers with ongoing managed services that are designed to supplement their information technology department, such as training, maintenance and repair, network monitoring, software application upgrades, network security and workflow consulting.

Corporate Information

InfoLogix Systems Corporation, our wholly-owned subsidiary through which we conduct substantially all of our operations, was established in 2001 under the name InfoLogix, Inc. as a mobile solution provider.

InfoLogix, Inc. was incorporated under the laws of the State of Nevada on November 22, 2004 under the name New Age Translation, Inc., or New Age – NV. On November 22, 2006, New Age – NV merged with and into its newly-formed wholly-owned subsidiary, New Age Translation, Inc., a Delaware corporation, or New Age – DE, solely for the purpose of changing its state of incorporation from Nevada to Delaware. On November 29, 2006, INFLX Acquisition Corp., a newly-formed wholly-owned subsidiary of New Age – DE, merged with and into InfoLogix, Inc. Following the merger, InfoLogix, Inc. changed its name to InfoLogix Systems Corporation and New Age – DE changed its name to InfoLogix, Inc.

Our principal executive offices are located at 101 East County Line Road, Suite 210, Hatboro, Pennsylvania 19040. Our telephone number is (215) 604-0691. Our website address is www.infologixsys.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

The Offering

Common stock offered	2,158,333 shares, par value $0.00001 per share

Offering Price	Our selling stockholders may sell the shares of common stock offered hereby from time to time at prevailing market prices or privately negotiated prices.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

Risk Factors

See “Risk Factors” beginning on page 3 and other information contained elsewhere in this prospectus for a discussion of certain risks that you should consider carefully before buying shares of our common stock.

NASDAQ Capital Market symbol	“IFLG”

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus and in any prospectus supplement or incorporated by reference herein or therein. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks are realized, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to our Business and Industry

We are an early-stage company with a limited operating history.

Our operating company, InfoLogix Systems Corporation, was formed in 2001. As a result, there is limited operating and financial information to evaluate our historical performance and our future prospects. We also face the risks and difficulties of an early-stage company, including the uncertainties of competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that our efforts will generate significant revenue or achieve future profitability. The failure to do so would have an adverse effect on our business, financial condition and operating results.

We have incurred losses in the past and our ability to operate profitably in the future is uncertain.

For the year ended December 31, 2006 we generated revenues of $60.8 million and incurred net losses of $1.9 million. For the nine months ended September 30, 2007 we generated revenues of $54.4 million and incurred net losses of $1.9 million. We have incurred net losses in two out of the last five fiscal years and we may incur additional losses in the future. Even if we achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis. If our business and revenues grow more slowly than we anticipate, our operating expenses exceed our expectations, we are unable to sell our products and services at acceptable prices relative to our costs, or we fail to develop and introduce on a timely basis new products and services from which we can derive additional revenues, our business, financial condition and operating results will suffer.

We may need additional financing to fund our operations and finance our growth; we may be unable to obtain financing on terms acceptable to us.

Although we believe that our line of credit and our anticipated cash flows from operations will be sufficient to meet our operating and capital requirements for at least the next 12 months, we may be required to raise additional capital through either equity or debt financing to fund our operations, including any operating losses, and to implement our current or future strategies, including strategic acquisitions. Factors that could increase our need to seek additional financing include decreased demand and market acceptance for our products and services, significant growth in our business which we are unable to fund through our existing line of credit, the inability to successfully develop new products and services, competitive pressures resulting in lower pricing, new products and services offered by our competitors, and acquisition opportunities. In addition, when our existing line of credit expires, we may need to obtain replacement debt financing. There can be no assurance that additional or replacement debt financing will be available to us on commercially reasonable terms or at all. If we incur additional debt, our interest expense would increase. If we raise capital through the sale of equity securities, the percentage ownership of our existing stockholders would be diluted and any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional or replacement financing when we need it, our ability to fund our operations and meet our plans for expansion would be adversely affected.

Our revenues and profitability may be affected by changes in economic, business or industry conditions.

If the economic climate in the U.S. or abroad deteriorates, customers or potential customers could reduce or delay their technology investments. Reduced or delayed technology investments could decrease our sales and profitability. In such an environment, our customers may experience financial difficulty, cease operations or fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors that could affect our revenues and profitability, including:

•                  the introduction and market acceptance of new technologies, products and services;

•                  new competitors and new forms of competition;

•                  the size and timing of customer orders;

•                  the size and timing of capital expenditures by our customers;

•                  adverse changes in the credit quality of our customers and suppliers;

•                  changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•                  changes in the terms on which we do business with our customers, suppliers or key relationships;

•                  the availability, pricing, quality and delivery time of products from our suppliers; and

•                  variations in costs for products and services and the mix of products and services sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Increasing our profitability and managing our growth are necessary to achieve our strategic objectives.

The industries in which we operate are highly competitive. To meet our growth objectives, we believe that we need to continue to add and increasingly emphasize higher-value, proprietary solutions, including software applications and professional services. There can be no assurance that we will effectively deploy our initiatives or be successful in obtaining customer acceptance of our current and anticipated higher margin products and services or developing new products and services with higher margins, and if we do not, we would not meet our strategic objectives.

In addition, the implementation of our strategic initiatives to improve profitability may have the unintended effect of straining our operations, increasing operating expenses, and adversely affecting our profitability, even if such initiatives are successful. The difficulties associated with implementing these initiatives and integrating businesses we acquire may place a significant burden on our management and our operational and financial resources. If we fail to successfully implement these initiatives or integrate these businesses, or encounter unexpected difficulties in that process, our business and results of operations could be adversely affected.

Also, to manage any future growth of our business, we will need to hire, integrate and retain highly skilled and motivated employees. We will also need to continue to improve our financial and management controls and reporting and operational systems and procedures. If we do not effectively manage our growth we may not be able to meet our customers’ needs, thereby adversely affecting our results of operations, or be able to meet our strategic objectives.

We may engage in acquisitions that could disrupt our business, be difficult to integrate with our existing operations, cause dilution to our stockholders or harm our business, operating results and financial condition.

As part of our acquisition strategy, we have acquired the businesses and certain assets of DDMS Holdings, LLC, AMTSystems, Inc. and Healthcare Informatics Associates, Inc. in 2007. While these acquisitions and any future acquisitions may present us with growth opportunities, they involve numerous risks, including:

•                  problems combining the acquired operations, technologies or products with our existing business;

•                  unanticipated costs;

•                  diversion of management’s time and attention from our core business;

•                  adverse effects on existing business relationships with customers and suppliers;

•                  risks associated with entering markets in which we have no or limited prior experience; and

•                  potential loss of key employees, particularly those of the acquired business.

We have limited historical experience with the integration of acquired companies and there can be no assurance that we will be able to manage the integration of acquired businesses effectively or be able to retain and motivate key personnel from these businesses. Any difficulties we encounter in the integration process could divert management from day-to-day responsibilities, disrupt our ongoing operations, increase our expenses and have a material adverse effect on our business, financial condition and results of operations.

For future acquisitions, we may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not maintain or may weaken our competitive position or may not achieve our goals, or may be viewed negatively by customers, financial commentators or investors. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt.

We depend on retaining our existing senior management team and recruiting and retaining additional senior management to be successful, and the loss of or failure to recruit these key executives could materially and adversely affect our business.

Our current and future performance depends, in significant part, upon retaining our existing senior management team and recruiting and retaining qualified senior management, whose knowledge, leadership and technical abilities would be difficult to replace. Our success also depends in part upon the ability of our senior management to work effectively together and with the rest of our employees to continue to develop our technologies and services and to manage the operation and growth of our business. We also must continue to develop and retain a strong core group of senior management to realize our goal of growing our business and sustaining profitability. We cannot assure you that we will be successful in our efforts. The unplanned loss of the services of one or more of our senior management could have an adverse effect on our business and profitability.

We are dependent on our key industry relationships.

We maintain important relationships with hardware and software technology leaders. We regard these relationships as more than traditional customer and supplier relationships and believe they represent an important lead referral source and sales channel for us.

There can be no assurance that we can continue to be successful in maintaining relationships with these customers and suppliers or that we could find adequate replacements if needed. The loss of any of these key relationships could result in the temporary or permanent cessation of a group of products or services and result in the loss of a portion of our existing and anticipated customer base and related revenue.

We depend on third-party suppliers and manufacturers to manufacture our products. If these third parties experience any delay, disruption or quality control problems in their operations, or cease manufacturing our products, we could lose market share and revenues, and our reputation may be harmed.

A substantial portion of our products are manufactured, assembled, tested and packaged by third parties. We rely on several suppliers and manufacturers to procure components and various products that we sell and, in some cases, subcontract engineering work. Some of our products are manufactured by a single manufacturer and, if we were to lose the services of this manufacturer, finding a suitable replacement could prove particularly difficult. In most cases, we do not have long-term contracts with these third parties. If our suppliers and manufacturers encounter financial or other business difficulties, if their strategic objectives change, or if they perceive us to no longer be an attractive customer, they may cease manufacturing our products and our business could be harmed.

The loss of the services of any of our primary manufacturers or a material change in the terms on which we do business with them could cause a significant disruption in operations and delays in product shipments, which could adversely impact our cash flow. Qualifying a new manufacturer and commencing volume production is expensive and time consuming.

Our reliance on third-party suppliers and manufacturers also exposes us to the following risks over which we have limited control:

•                  inability to procure key required components for our finished products to meet our customers’ demands;

•                  unexpected increases in manufacturing and repair costs;

•                  unexpected restructuring of payment terms;

•                  interruptions in shipments if one of our manufacturers is unable to complete production;

•                  inability to control the quality of finished products;

•                  inability to control delivery schedules;

•                  inability to obtain favorable pricing;

•                  unpredictability of manufacturing yields; and

•                  potential lack of adequate capacity to manufacture all or a part of the products we require.

If we are unable to provide our third-party suppliers and manufacturers with an accurate and timely forecast of our component and material requirements, we may experience delays in the manufacturing of our products and the costs of our products may increase.

We provide our third-party suppliers and manufacturers with forecasts of component and material requirements which they use to determine their material and component requirements. Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms, if any, and demand and supply for a component at a given time. Some of our components require substantial lead time. If our forecasts are less than our actual requirements, or are not delivered in a timely manner, our manufacturers may not be able to manufacture enough products to meet our needs. If our forecasts are too high, our suppliers and manufacturers may be unable to use all of the components they have purchased on our behalf and we may have to reimburse them for their losses associated with the excess purchases. Therefore, the cost per unit of producing products for us may be higher and those costs may be passed through to us. This could reduce our margins or raise our production costs relative to our competitors.

Our industry is highly competitive, and competitive pressures from existing and new companies may have a material adverse effect on our business, revenues, growth rates, market share, and profitability.

Our industry is highly competitive and is influenced by many factors, including the following:

•                  advances in technology;

•                  introduction of new products and services;

•                  evolving industry standards;

•                  product improvements;

•                  rapidly changing customer needs;

•                  intellectual property invention and protection;

•                  marketing and distribution capabilities;

•                  competition from highly capitalized companies;

•                  competition from companies with stronger brand recognition;

•                  entrance of new competitors;

•                  customer budget pressure on information technology spending; and

•                  price competition.

If we do not keep pace with product and technology advances, our products and services could be rendered obsolete, which would have a material adverse effect on our competitive position, revenues and prospects for growth. There is also likely to be continued pricing pressure as competitors attempt to maintain or increase market share.

The products manufactured and marketed by us and our competitors are becoming more complex. As the technological and functional capabilities of future products increase, these products may begin to compete with products being offered by companies that have substantially greater financial, technical, marketing and manufacturing resources than we do. We may not be able to compete successfully against these competitors, and competitive pressures may result in a material adverse effect on our business, revenues, growth rates, market share and profitability.

We also compete with companies with whom we have key relationships from time to time. If we are unable to maintain our relationships with them, we may be forced to compete directly with them for customers that we previously had served through our relationships. We may also lose our key relationships as customers. Our key relationships generally have substantially greater financial, technical, marketing and manufacturing resources than we do and may be able to directly offer their customers solutions similar to those we offer.

If we fail to continue to introduce new products and services that achieve sufficient market acceptance on a timely basis, we may not be able to compete effectively and we may be unable to increase or maintain revenues and profitability.

Our future success depends on our ability to develop and introduce new products, services and technology enhancements that achieve sufficient market acceptance. The process of developing new products and services is complex and uncertain, and if we are unable to develop and introduce new products and services that respond to emerging technological trends and customers’ critical needs, our profitability and market share may suffer. We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products or services, there could be a material adverse effect on our business, profitability, financial condition and market share. Delays or deficiencies in the development, manufacturing, and delivery of, or demand for, our new or improved products and services could have a negative effect on our business and profitability.

Demand for existing products may decrease following the announcement of new or improved products. Further, since products under development are often announced before introduction, these announcements may cause customers to delay purchases of our existing products and services, even if newly introduced, until new or improved versions of those products and services are available. If customer orders decrease or are delayed during a product transition, we may experience a decline in revenue. Our profitability might decrease if customers, who may otherwise choose to purchase existing products and services, instead choose to purchase lower priced models of new products.

If we are unsuccessful in expanding our professional services, we may fail to achieve our objectives.

We are in the process of expanding our professional services and enhancing our technical knowledge to broaden our service offerings. We hope to accomplish that by increasing our in-house talent pool and introducing new models for support and professional services, including through acquisitions of businesses that we believe complement our existing services such as the acquisition of Healthcare Informatics Associates, Inc.. We look to leverage new employees that are skilled in our business to reduce our dependence on outside assistance. Our initiatives will include reducing dependence on outside suppliers, determining specific methodologies and processes for meeting customer needs, conducting in-house training sessions, and leveraging business partnerships to increase professional services opportunities. These initiatives have required, and will continue to require, significant investment by us, including expenses relating to the recruiting and training of these new employees. There is no assurance that these initiatives will improve our sales and profitability and may cause us to incur significant costs without an adequate return on investment.

Any failure in our ability to offer high-quality support and other services could have a material adverse effect on our sales and results of operations.

Once our products are integrated within our customers’ hardware and software systems, our customers may depend on our support organization to manage those systems and resolve any issues that may arise. A high level of support is critical for the successful marketing and sale of our solutions. If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing support, our ability to sell our solutions to existing customers could be adversely affected, and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. Our failure to maintain high-quality support and services, or to adequately assist our key relationships in providing high-quality support and services, could result in customers choosing to use our competitors’ products and services instead of ours in the future.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems. If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

We compete for customers based in part on the flexibility and sophistication of our information technology systems. The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders with us or cause us to lose customers. Although we have redundant systems at a separate location to back up our primary application systems, there can be no assurance that these redundant systems will operate properly if and when required. If our information technology systems are unable to handle additional volume as our business and scope of professional services grows, our service levels and operating efficiency will likely decline. In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from us. If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace these systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business and profitability may be adversely affected.

Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of Internet infrastructure that are vulnerable to a variety of threats, including computer viruses and natural disasters. There can be no guarantee that the steps we have taken to protect against those threats will be effective. Any disruption to or infiltration of our information technology systems could significantly harm our business and profitability.

If we are unable to protect our intellectual property rights or if third parties assert we are in violation of their intellectual property rights, we could be prevented from selling our products, the time and attention of management could be diverted from operating our business and our ability to attract new customers and retain current customers could be hampered, any of which could have a material adverse effect on our business, financial condition and results of operations.

We have 19 issued patents in the U.S. and four foreign patents issued related to wearable computers and RFID technology that manages medication delivery and administration. We also have 15 patent applications pending with the U.S. Patent and Trademark Office and five foreign patent applications related to medication delivery and administration and a proprietary power solution specifically designed for mobile workstations, a system and method for live interactive distance learning, and related mobile wireless computer systems. The patents for which we have received a final issuance have remaining legal lives that vary from 5 to 17 years.

We have also developed other proprietary solutions, including form-factor PC technologies designed specifically for low power consumption, handheld and kiosk point of sale devices and several customized software applications. We seek to protect our proprietary information and technology through licensing agreements, third-party nondisclosure agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the U.S. and similar laws in other countries. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products.

There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. In each case, our ability to compete and to receive licensing revenues could be significantly impaired. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing. Furthermore, the laws of certain countries in which our products are or may be licensed do not protect our proprietary rights to the same extent as the laws of the U.S.

Third parties may assert claims of infringement of intellectual property rights against us or against our partners for which we may be liable under certain indemnification arrangements. The failure to obtain a license on commercially reasonable terms or the entry of an injunction that impairs our ability to market certain products or services could have a material adverse effect on our business, reputation, profitability or financial condition. Any litigation regarding patent and other intellectual property rights could have a material adverse effect on our business and our ability to compete.

We may also be subject to claims from customers for indemnification. Any resulting litigation, regardless of its resolution, could result in substantial costs and diversion of resources. If it were determined that our products infringe upon the intellectual property rights of others, we would need to obtain licenses from these parties or reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology, or both. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products and could have material adverse effect on our business and our ability to compete.

We rely upon third parties for technology that is critical to our products, and if we are unable to continue to use this technology and future technology our ability to offer competitive products could be harmed and our costs of production could increase.

We obtain non-exclusive software license rights to technologies from third parties that are incorporated into and necessary for the operation and functionality of certain of our products. Because the intellectual property for which we have obtained licenses is available from third parties, barriers to entry for our competitors may be lower than if we owned exclusive rights to these technologies. On the other hand, if a competitor enters into an exclusive arrangement with any of our third-party technology providers, our ability to develop and sell products containing that technology could be severely limited. Our success depends in part on our continued ability to have access to these technologies on commercially reasonable terms. If we do not continue to hold or obtain licenses to use necessary technologies, we may be forced to acquire or develop alternative technology that may be of lower quality or performance standards. This could limit and delay our ability to offer competitive products and increase our costs of production. As a result, our profitability and market share could be harmed.

Our products are complex and may contain undetected and unexpected defects, errors or failures.

Substantial product defects could result in product recalls, repairs, warranties or an increased amount of product returns, loss of market acceptance and damage to our reputation, which in turn could increase our costs, cause us to lose sales and have a material adverse effect on our profitability. Product defects might also result in claims against us by our customers or others. In addition, the occurrence of any defects or errors in these products could result in a failure to achieve market acceptance and loss of market share, cancellation of orders, difficulty in collecting accounts receivable, increased service and warranty costs in excess of our estimates, diversion of resources, and increased insurance costs and other losses to our business or to end-users.

Incompatibilities, defects or bugs in our products may not be detected until our customers begin to install the products or thereafter. We may need to modify the design of our new or improved products if they have incompatibilities, defects or bugs, which could result in significant expenditures, delays in product purchases or canceled orders.

Because we often sell our products on a purchase order basis, we are subject to uncertainties and variability in demand from our customers.

We sell our mobile workstations and other devices on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Consequently, the level and timing of our sales are subject to variations in demand from our customers. Orders can be cancelled, reduced or delayed due to customer budget cycles, the introduction or anticipated introduction of new products or technologies or general economic conditions. Generally, sales are sequentially down in the first quarter from the fourth quarter, higher in the second quarter, flat or slightly higher or lower in the third quarter, and strongest in the fourth quarter. If we are unable to anticipate and respond to the demands of our customers, our business, financial position and operating results may be adversely affected.

Our products are subject to certain government regulations and any noncompliance with, or a change in, those regulations could have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to regulation by federal, state and local agencies in the U.S. and agencies in certain foreign countries where our products are manufactured or sold. There can be no assurance that we will be able to maintain compliance with these regulations, particularly if they were to change. Regulatory changes may require us to make modifications to certain of our products for us to continue to be able to manufacture and market our products, which could result in unanticipated costs and delays. Noncompliance with respect to these regulations, or delays resulting from modifications in order to come into compliance, could have a material adverse effect on our business, financial condition and results of operations.

Our growth objectives may depend on our ability to manage successfully potential international expansion.

We are in the process of expanding our geographic presence to non-U.S. markets, including Europe, the Middle East, Asia and other emerging centers of healthcare and commercial activity. This expansion will require significant management attention and financial resources. We currently have limited experience in marketing and distributing our products internationally and in developing versions of products that comply with local standards and languages. We may also not be able to maintain or increase international market demand for our products and services. International operations are subject to other inherent risks, including foreign government regulation of technology or unexpected changes in regulatory and customs requirements, difficulty and delays in accounts receivable collection, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights, foreign currency exchange rate fluctuations and tax consequences.

Armed hostilities, terrorism, natural disasters or public health issues could harm our business.

Armed hostilities, terrorism, natural disasters or public health issues, whether in the U.S. or abroad, could cause damage or disruption to us, our suppliers or customers, or could create political or economic instability, any of which could harm our business. Any such events could, among other things, cause instability in financial markets and could directly, or indirectly through reduced demand, negatively affect our facilities and operations or those of our customers or suppliers. If our customers experience any disruptions in the solutions that we provide to them as a result of any such events, we may not be successful in alleviating any such disruptions, particularly if many customers are affected by any of these events.

Our directors and executive officers beneficially own a substantial number of shares of our outstanding common stock, which give them significant control over certain major decisions.

As of September 30, 2007, our directors and executive officers beneficially own, in the aggregate, approximately 36.1% of our outstanding common stock, excluding shares of common stock issuable upon the exercise of options, warrants and other derivative securities. The interests of these stockholders may differ from the interests of other stockholders. As a result, these stockholders will have significant control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•                  electing or defeating the election of our directors;

•                  amending or preventing amendment of our certificate of incorporation or bylaws;

•                  effecting or preventing a merger, sale of assets or other corporate transaction; and

•                  controlling the outcome of any other matter submitted to our stockholders for a vote.

The stock ownership of our directors and executive officers may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the market price of our stock.

We recently became subject to the reporting requirements of the Securities Exchange Act of 1934, which can be expensive.

We recently became a public reporting company and, accordingly, we are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual, quarterly and periodic reports, proxy statements and other information required by the SEC (including legal and accounting fees) and furnishing annual reports to stockholders have caused our expenses to be higher than they would have been if we were a privately-held company. In addition, we will incur substantial expenses in connection with the preparation of this registration statement.

It may be time consuming, difficult and costly for us to implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to implement and sustain required internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Risks Relating to our Indebtedness

The covenants in our credit facility may restrict our operations, which could inhibit our ability to execute our growth strategy and have a negative effect on our results of operations.

We have entered into a loan and security agreement with Sovereign Bank under which we have an $11.0 million line of credit and three term loans with an aggregate outstanding principal balance of $4.5 million. The line of credit must be repaid by March 16, 2009. The term loans are repayable in equal consecutive monthly installments with final balloon payments due on March 16, 2011. The loan and security agreement contains restrictions and covenants and requires us to maintain specified financial ratios and meet specified financial tests. For example, the loan and security agreement restricts our ability, among other things, to incur additional indebtedness, to acquire other companies or the assets of other companies and to pay dividends without the lender’s consent. If we fail to meet or satisfy any of the restrictions, covenants, financial ratios or financial tests, we would be in default under the loan and security agreement. The loans are secured by all of our assets and the assets of our subsidiaries, as well as a pledge of the common stock of InfoLogix Systems Corporation (which is the entity through which we conduct substantially all of our operations). We have also provided the lender with a security interest in a company investment account pursuant to which we are required to maintain a minimum balance of $2.6 million. An event of default under the loan and security agreement would give the lender the right to declare all amounts outstanding under the credit facility due and payable and enforce its rights to foreclose on the collateral securing the loans.

The restrictions contained in the loan and security agreement could inhibit our ability to obtain financing and engage in other business activities that are important to our business and growth strategies, which could inhibit our ability to operate our business and increase our revenues.

Our indebtedness could adversely impact our financial condition.

As of September 30, 2007, we had approximately $29.8 million of total indebtedness, including short-term debt of $14.5 million and approximately $8.2 million outstanding under our $11.0 million line of credit. We may increase the amount of our indebtedness in the future, which could have an important impact on our stockholders. An increase in our indebtedness could:

•                  cause us to violate certain provisions contained in our credit facility;

•                  make us more vulnerable to economic downturns and limit our flexibility to plan for or react to changes in business and economic conditions;

•                  limit our ability to withstand competitive pressures through increases in our cost of capital; and

•                  harm our ability to obtain additional debt or equity financing in the future.

If any of the foregoing were to occur, our ability to execute our growth strategy would be impaired and our results of operations could be harmed.

Risks Relating to our Common Stock

Applicable SEC rules governing the trading of “penny stocks” may limit the liquidity of our common stock which may affect its trading price.

Our common stock may be considered a “penny stock” and be subject to SEC rules and regulations that impose limitations upon the manner in which our shares may be publicly traded. These regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser’s written agreement to a transaction before a sale. These regulations could have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock. Therefore, our stockholders may find it difficult to obtain accurate quotations of our common stock and/or to sell their shares.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

•                  announcements of new products or services by our competitors;

•                  general economic conditions;

•                  quarterly variations in our revenues and operating expenses;

•                  our announcements of technological innovations or new products or professional services; and

•                  sales of common stock by our directors and executive officers or other selling stockholders named in this prospectus.

If a substantial number of our shares of common stock become available for sale and are sold in a short period of time, the market price of our shares of common stock could decline.

It is anticipated that prior to the effective date of this registration statement, we will have approximately 2.6 million shares of common stock that were available to be publicly traded. On November 21, 2007 we filed a registration statement covering the resale by certain selling stockholders of up to 8,500,000 shares of our common stock. Although our common stock is listed on the NASDAQ Capital Market, it does not have a high average trading volume. For example, since we became listed on NASDAQ in September 2007 through November 16, 2007, our average daily trading volume has been approximately 15,360. Prior to our listing on NASDAQ, we were traded on the Over-the-Counter Bulletin Board and our average daily trading volume from January 1, 2007 through the date of our listing on NASDAQ was 15,706. Our low trading volume may cause the price of our common stock to be volatile. The last reported sale price of our common stock on NASDAQ on November 26, 2007 was $2.75.

If the selling stockholders sell substantial amounts of our shares of common stock, the market price of our shares of common stock could decrease significantly. The perception in the public market that the selling stockholders might sell our shares of common stock could also depress our market price. The number of shares of common stock that will be available to be publicly traded after the effective date of this registration statement and the registration statement we filed on November 21, 2007 will increase by approximately 400%.

Certain of our directors, executive officers, advisors and existing stockholders are subject to agreements that restrict their ability to transfer a portion of their shares until November 28, 2008. David Gulian, Richard Hodge, Craig Wilensky and certain of our existing stockholders became eligible to transfer, subject to compliance with applicable securities laws, up to 50% of the shares beneficially owned by them on November 28, 2007, but remain subject to contractual restrictions affecting their ability to sell the remaining shares owned by them until November 28, 2008. We may waive these restrictions and allow these stockholders to sell their shares at any time. After all of these agreements expire, an aggregate of approximately 6.7 million shares currently subject to such lock-ups will be eligible for sale, excluding shares that they may acquire upon the exercise of warrants and options. The market price of our shares of common stock may drop significantly when the restrictions lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

There may be a limited public market for our securities.

Although we are listed on the NASDAQ Capital Market, there can be no assurance that the trading of our common stock will be sustained. If our common stock is delisted from the NASDAQ Capital Market or fails to qualify for listing on another registered stock exchange, trading, if any, in our common stock would be conducted on the Over-the-Counter Bulletin Board or in what are commonly referred to as “pink sheets.”  As a result, our stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and our common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, our stockholders may not be able to find purchasers for their shares of our common stock.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of our board of directors after taking into account various factors, including, among other things, to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our loan and security agreement with Sovereign Bank currently restricts our ability to pay dividends on our common stock. Accordingly, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to make a positive return on their investment. Investors seeking cash dividends should not purchase our common stock.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed. We are also evaluating how to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to assess annually the effectiveness of our internal controls over financial reporting beginning with our Form 10-K for the year ended December 31, 2007 and our registered public accounting firm to issue a report on that assessment beginning with our Form 10-K for the year ended December 31, 2008. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remediate before the requisite deadline for those reports. If our management or our registered public accounting firm were to conclude in their reports that our internal control over financial reporting was inadequate, our stockholders could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

Provisions in our organizational documents and under Delaware law may delay or prevent attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Certain provisions of our bylaws are intended to strengthen our board of director’s position in the event of a hostile takeover attempt. These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of our entire capital stock outstanding and entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING
STATEMENTS

This prospectus contains “forward-looking statements” that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan” and similar expressions, although not all forward-looking statements contain such identifying words. You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks and uncertainties that are difficult to predict and are based upon assumptions that may prove to be incorrect. Important factors that may cause actual results to differ from projections include the following, among other factors:

•                                          our limited operating history and the limited information available to evaluate our business;

•                                          our ability to operate profitably and manage the growth of our business;

•                                          changes in economic, business or industry conditions;

•                                          our ability to find additional financing necessary to support our operations and finance our growth;

•                                          our ability to successfully integrate acquisitions with our existing operations;

•                                          our ability to retain, replace and hire experienced senior management;

•                                          our relationships with our customers, key industry relationships and other third parties on which we rely;

•                                          competition in the industries in which we compete;

•                                          our ability to introduce new products and services and maintain products and service quality;

•                                          our ability to protect our intellectual property rights; and

•                                          restrictions on our operations contained in our loan and security agreement.

We have disclosed additional important factors that could cause actual outcomes and results to differ materially from the forward-looking statements under “Risk Factors” and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not undertake any obligation to update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by federal securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

BUSINESS

Overview

InfoLogix is a provider of enterprise mobility and radio frequency identification, or RFID, solutions. We provide these solutions to our customers by utilizing a combination of products and services, including consulting, business software applications, managed services, mobile workstations and devices, and wireless infrastructure. Our solutions are designed to allow the real time usage of data throughout a customer’s enterprise in order to enhance workflow, improve customer service, increase revenue and reduce costs. We sell wireless communication and computing devices, including mobile workstations, that connect to a customer’s wireless network so that information can be accessed from any location within the enterprise. We also implement customized software applications and provide RFID technology, a data-exchange method using transponders that store and remotely send or retrieve information, to enable the transmission and processing of that information between the customer’s information system and its wireless communication and computing devices. We also offer professional services that support and complement a customer’s wireless computing systems, including consulting, managed services, training, engineering, technical support and network monitoring.

Historically, the sale of mobile workstations and other wireless devices has represented a majority of our revenues. In the past two years, we have been transitioning our business to offer more software applications and professional services. With our new focus on selling software and services, we believe that we can provide more comprehensive enterprise mobility solutions to our customers. These solutions involve:

•                                          Consulting with our customers to identify opportunities to use mobile technology in their enterprise to improve operations and the quality of their customer service by more efficiently managing people and assets.

•                                          Assessing our customer’s existing wireless infrastructure – the cables, routers and network adapters from which a wireless network is constructed – and developing improved network designs to ensure effective wireless connectivity and infrastructure systems integration.

•                                          Developing and implementing custom software applications by using existing proprietary and third-party software.

•                                          Delivering and installing wireless infrastructure and user devices, including mobile workstations.

•                                          Providing our customers with ongoing managed services that are designed to supplement their information technology department, such as training, maintenance and repair, network monitoring, software application upgrades, network security and workflow consulting.

We believe that we are well positioned to capitalize on the development, proliferation and convergence of enterprise mobility solutions in the marketplace. We believe that the application of our knowledge and experience in combining industry leading wireless infrastructure with proprietary and third-party software creates solutions that address our customers’ critical needs. Because we do not depend on any particular technology or network carrier, we believe that we can provide tailored solutions in a rapidly changing technological landscape. Also, as market conditions continue to evolve, we believe that our solutions are adaptable to customers in any industry and scalable to customers of varying size or technological sophistication.

Services and Products

Our implementation and support organization provides solutions that include consulting, business software applications, managed services, mobile workstations and devices, and wireless infrastructure. Our services and products are designed to help our customers enhance workflow, improve customer service, increase revenue and reduce costs. We believe our services and products address several functional applications including, for example, in enterprises in the following industries:

•                                       Healthcare. Healthcare providers are under constant pressure to increase productivity and utilization of their mobile assets while maximizing the safety and efficacy of the care they provide and maintaining the integrity and privacy of medical records. The use of portable devices in combination with wireless technology allows access to information at the point of care or wherever else the information may be required. RFID technology combined with customized software applications enables real time tracking of patients, medical equipment and bed availability.

•                                       Distribution. Distribution logistics relies on analyzing real time information as it relates to product quantities, product movement and location throughout the supply chain. Examples of distribution enterprise mobility solutions provided by us include wireless handheld computers used to scan products upon warehouse arrival and exit and wearable PCs used to permit warehouse operators to perform a multitude of tasks, such as physical inventory counts, in a hands-free environment.

•                                       Manufacturing. Manufacturing logistics relies on accessing current information as it relates to materials and parts inventory pipelines to enable just-in-time manufacturing processes. An example of an enterprise manufacturing solution are wireless devices used to capture information on the warehouse floor and integrate that information into databases of the manufacturer, which facilitates improved financial management, inventory control and tracking of customer orders.

•                                       Retail. Retail applications rely on accessing information at the point of sale and ensuring automatic replenishment of inventories. In addition, retailers need to accurately produce and capture shelf labels for in-store marketing and plannograms. Examples of retail enterprise mobility solutions include wireless point of sale devices used by customers to securely complete financial transactions at a single location by a credit or debit card and bar-code scanning devices used to enable employees to quickly and efficiently perform physical inventories.

•                                       Transportation and Field Services. Transportation and field services logistics rely on effectively planning, scheduling and managing goods according to pre-determined delivery expectations. Examples of transportation and field services enterprise mobility solutions include vehicle-mounted systems used to capture and transmit real time information on driver performance, routes taken and hours worked and handheld computers to allow client employees to receive pick-up and delivery schedules at the beginning and throughout a work shift.

Our service and product offerings can be sold to a customer separately or together, in each case in a manner tailored to that particular customer. We offer the following services and products:

Consulting and Professional Services

Our sales and implementation process takes a consultative approach, rather than the taking and filling of product orders. We work closely with our customers to assess their operations and identify the stress points in their organization where work processes and information management can be improved through the implementation of our solutions. Our professionals are experienced in providing strategic planning and guidance in the areas of information technology systems engineering, clinical systems, financial systems, operational systems and software development.

Through our recent acquisition of Healthcare Informatics Associates, Inc., or HIA, we have established capabilities as a national management and clinical systems consulting company. Our management and clinical systems consulting business is dedicated to the healthcare industry, while our professional services capabilities extend horizontally to each market we serve. Our professional services and solutions expertise in the healthcare market includes:

•                                          computerized physician order entry;

•                                          healthcare information system selection;

•                                          system implementation;

•                                          information technology strategic planning;

•                                          return on investment analysis;

•                                          e-charting; and

•                                          workflow design.

Our professional services and solutions expertise in commercial markets includes designing, developing and improving wireless networks and developing customized software applications.

We can provide the following professional services through the project development and deployment process of a complete mobile system implementation or on a discrete individual basis based on the needs of our customers:

•                                          Enterprise Assessment and Planning. We review our customer’s operations so that we can provide a framework for how operations can improve with the use of our products and services. We document where the customer’s wireless information systems are and assess where they need to be to improve workflow and increase efficiency and access to critical information. We then make recommendations and develop the project plans. We also work with the customer to create organizational imperatives and allocate a budget in advance.

•                                          Solution Implementation. When the plans for the desired solution have been set, we turn to implementing the project plan. We provide comprehensive project management, which includes a review of current processes and workflow and integration of appropriate technology into those processes, including the customer’s existing technology. We also consult and assist with network infrastructure engineering.

•                                          Training/e-Learning. We offer e-Learning solutions through an extensive library of interactive and dynamic courses. Our e-Learning solutions range from training programs that ready a customer’s employees to use their software applications efficiently to courses that educate employees on regulatory and compliance issues. Our training modules customize course materials by capturing the customer’s application screens on their hardware and mapping the training to the customer’s workflow. Unlike traditional classroom training, our e-Learning solutions enable standardized and customized training solutions to be efficiently delivered to large numbers of employees both on their schedules and directly at the point of access, typically by use of our mobile point of activity or mobile point of care workstations. Training methods include interactive tutorials, on-line knowledge assessments, wide area classroom methods and instruction services. Delivery options include media such as video, CD-ROM, video conferencing, web delivery, internet, audio-desktop conferences, paper-based materials, and stand-up instruction. Whether used for an organization-wide implementation of a new technology or a department-wide procedural review, we believe that our e-Learning solutions address numerous challenges faced by our customers, including:

•                                       complex logistics of training a large number of people effectively on a strict timetable;

•                                       minimizing training time spent by staff, which results in more time available for patient and customer interaction;

•                                       developing, supporting and retaining a knowledgeable and skilled staff;

•                                       providing trainees with diverse levels of education, styles of learning and familiarity with technology;

•                                       delivering a consistent, unified training message, communicating standard procedures and policies; and

•                                       educating employees hired after training events.

Training modules developed and implemented to date include HIPAA privacy and security training, clinical application training templates (Siemens AG Medication Administration Checker training, McKesson Corporation’s Horizon Expert Documentation clinical documentation training and Medical Information Technology, Inc.’s nursing training) and an assessment and certification module, designed to test, certify, provide feedback, and report on clinical courseware retention. We have several other e-Learning software modules currently under development.

Products and Software

Mobile Workstations and Devices

We develop, implement and sell wireless mobile workstations and devices. Our mobile workstations provide the basis for hardware and software solutions that create a gateway into a customer’s information technology systems. Mobile workstations can be configured to address a broad continuum of a customer’s mobile computing needs. Customers are provided the option to mount on our workstations small form-factor PCs, liquid crystal display flat panel monitors, laptop computers, tablet PCs, proprietary power solutions, keyboards, bar-code data collection devices, RFID medication administration solutions and other mobility-enabled equipment. As a result, users can gain ready access to the most current information required to complete tasks in an efficient manner.

Our mobile workstations and devices include:

•                                       Mobile Point of Care Workstations. Our mobile workstations can be customized for hospital medication administration. This automated point of care medication administration system, which operates in conjunction with a hospital pharmacy’s information technology systems, is designed to reduce medication errors and associated complications. Nurses scan the bar-coded medication to confirm the correct dose of medication and the patient’s bar-coded wristband to ensure that the correct patient is receiving the appropriate dose of medication at the right time. We have been selling this product line since 2002, and currently have over 40,000 units deployed across the healthcare market. Our point of care product line represented over 40% of our total revenue in 2006.

•                                       Picture Archival and Communications System (PACS) Display. The Dual Monitor PACS mobile workstation can eliminate the cost and disruption of remodeling an operating room when deploying PACS workstations. This workstation allows for liquid crystal display monitors to be mounted side-by-side on the workstation.

•                                       Mobile Point of Activity Workstations. Our mobile point of activity workstations are designed to deliver productivity gains from efficient employee interaction, improved data collection and dissemination, and increased client employee and client customer satisfaction. Our mobile point of activity workstations are constructed of durable materials and feature small, sturdy bases, secure wheels and durable handles to provide smooth operation and a spacious desk-top work area. The workstations are versatile, supporting unique combinations of laptops and tablet personal computers, proprietary power solutions, bar-code data collection devices and other peripheral hardware solutions. Our mobile point of activity workstations typically include mounted printer technologies.

•                                       Mobile Point of Sale Devices. We offer a point of sale solution that provides retail and field service clients a complete wireless transaction platform in a mobile hand-held device. Our solution is specifically designed for clients employing a mobile workforce who need to manage inventory, conduct surveys, track assets and collect payments. Offering advanced technological features, our system delivers integrated radio technology, as well as a built-in one-dimensional or two-dimensional bar-code data collection device, a thermal printer, a magstripe reader, directional/numeric keypad and a color touch screen.

•                                       Vehicle-mounted Workstations. Vehicle-mounted computers are designed for use in rugged environments where they are mounted to warehouse and manufacturing equipment and vehicles (such as forklifts).

Our mobility solutions also include bar-code data collection devices, form-factor PCs, secure wireless networks, handheld devices, tablet PCs, mobile wireless bar-code and label printers, vehicle-mounted computers, wearable computers, wireless connectivity and interconnectivity devices, and proprietary power solutions.

Software

We have dedicated significant resources and capital to developing, acquiring and partnering with leading software firms to deliver a full range of software applications. These software applications are designed to facilitate and integrate tracking and delivery solutions for our customers. Our proprietary software applications include the following:

•                                          HealthTrax Wireless Tracking Software. HealthTrax Wireless Tracking software is designed to help hospitals identify the location of hospital assets and patients. The HealthTrax solution includes RFID tags that are compatible with all hospital wireless network infrastructures and provide real time asset and patient monitoring information designed to increase productivity and patient safety. Some of our specific solutions include:

•                                          Patient location tracking. Patient location tracking software is designed to enable hospitals to accurately track the location of patients to improve patient care and reduce medical errors. This software can also be used to collect data regarding hospital operations such as the length of patient stays in a hospital’s waiting room.

•                                          Equipment position tracking. Equipment position tracking software allows hospital personnel to locate equipment and track its current status (in use or available), which supports effective clinical workflow by ensuring the right people and equipment are in the right place at the right time.

•                                          Procedure tracking. Procedure tracking software is designed to enable a hospital to track and archive a patient’s medical stay while alerting hospital personnel to potentially dangerous situations.

•                                          Patient security. HealthTrax software can enable a hospital to increase its security by allowing personnel to track and manage the identity of infants and other patients.

•                                       BedCentral Software. Our BedCentral application is an interactive patient bed management software system that is designed to help hospitals monitor bed status and improve communications resulting in increased bed availability and decreased patient wait times. BedCentral provides more than 30 customizable productivity and efficiency reports for improved information analysis designed to help hospitals:

•                                          obtain a real time view of hospital bed status to help reduce administrative costs and increase revenue through more effective and proactive bed management;

•                                          place clinical staff where they are needed most by having an accurate assessment of available hospital beds; and

•                                          better manage patient traffic, thereby increasing patient satisfaction and admissions through more efficient management.

•                                          Intuitive Software. Our Windows-based development environment includes routines, collection of development tools and built-in mobile data interchange tools for rapidly creating and testing mobile applications for mobile devices. Our unique intuitive design of this application allows us to create robust business applications.

Through the use of our Intuitive Software, our mobile field sales application manages our customer’s mobile sales force from headquarters to the field. We allow the customer to track activity by purchase order, customer name, salesperson, product or date in real time. Our mobile point of delivery solution allows our customer to manage everything involved in delivering goods and services to their customers.

•                                           Customer Care Portal (CCP). Our Customer Care Portal is an asset tracking and management solution that provides visibility into the lifecycle of our customer’s mobility solution using the Internet and a browser. Based on the Microsoft SharePoint portal server platform, the CCP seamlessly integrates into our help desk and delivers our customers with vital access to information technology asset information, support tickets, relevant documentation, and a custom-specific knowledge base.

The CCP provides a secure, easy to use method of accessing real-time service information such as technical support calls, repair history and maintenance, all maintained by our professional services staff. Asset management allows customers to sort and find equipment by item number, item type, serial number, location, and status. With one click, the icon next to each asset opens up to enable review of the equipment properties. The CCP can find not only where a device is installed, but also when it was installed and with what configuration parameters. Additionally, the system can track the complete history of every device, including repairs and installation history.

•                                       Route Delivery System. Our route delivery system, rtoMobile, is a complete route delivery and transportation software solution that allows our customers to mobilize their delivery workforce. It incorporates optimized scheduling, route building, picking, loading and route delivery processes designed to simplify inventory management and control. This system can be delivered as a complete solution, or implemented in modules. It integrates functions such as mobile GPS/Mapping and signature capture for proof of delivery. It also allows drivers to transmit and receive data on the road and thereby provide their customers with accurate deliveries and correct, timely information on out-of-stock or promotional items while maintaining accurate on-truck inventory.

rtoMobile is web-enabled, which allows for the real time flow of information from drivers and trucks to the back office and access to critical enterprise and supply chain data. The real time capabilities in our route delivery system are designed to ensure that key stakeholders of our customers have visibility into inventory and order information. Furthermore, optimized inventory processes ensure accurate customer orders are delivered on time. These inventory and order efficiencies are designed to contain and reduce costs throughout the supply chain by reducing and, in some cases, eliminating redundancies, unnecessary routes, picking and loading inaccuracies, shrinkage and driver mistakes.

•                                       RFID Solutions for Vehicle Tracking and Fleet Management. Our RFID vehicle tracking solution is intended to assist companies in managing their distribution process. We believe that these solutions are particularly useful in the construction and transportation industries to help our customers track vehicle movement through various pickup or loading locations. Our RFID vehicle tracking solution is designed to replace manual reporting of departure and arrival times, weight, and other data gathered at the destination or site locations with automation and allow fleet managers to monitor and track their vehicles, which should provide the following benefits:

•                                                increased productivity and reduced costs;

•                                                improved asset utilization and management by real time equipment availability and shipment arrival information;

•                                                increased customer satisfaction;

•                                                faster vehicle entry, exit and authorization for fueling or maintenance; and

•                                                increased security through continuous, automatic monitoring and tracking.

•                                       RFID Solutions for Warehousing Logistics. The use of RFID solutions in warehousing logistics impacts everyone working for manufacturing companies, from the forklift operator to the head of logistics. We believe RFID solutions improve warehouse and distribution center efficiency, save time in deliveries, increase productivity and reduce human error. We also believe RFID solutions allow for cost savings in out-of-stock supply chain reductions, help to prevent counterfeit issues and theft, and assist companies in obtaining key information on customers and their activities.

•                                       Supply Chain and Logistics Products. We provide mobile wireless solutions to facilitate supply chain management. We offer a wide variety of barcode readers ranging from simple keyboard wedge bar code scanners to advanced radio frequency terminals. We believe that the benefits from our supply chain and logistics products are:

•                                          higher productivity with real time inventory visibility across the supply chain;

•                                          improved fill rates and decreased overall logistics costs;

•                                          reduced order cycle times with collaboration support with suppliers;

•                                          reduced labor costs by eliminating inefficient inventory movements;

•                                          improved efficiencies with paperless execution of supply chain processes;

•                                          improved throughput and use of facility space;

•                                          reduced administrative and data entry costs with automated data acquisition;

•                                          improved picking and put-away productivity;

•                                          reduced inventory carrying and holding costs; and

•                                          improved customer service by eliminating picking and shipping errors.

•                                          Services for Retailers. We provide mobile point of sale systems, retail inventory management systems, solutions and technology. Wireless data collection solutions link our customers’ enterprise resource planning systems to their retail floors using advanced automated barcode and RFID wireless data capture terminals and printers, which enhances inventory management.

We work with some of the world’s largest retailers across a wide application set spanning from the loading dock to the retail floor. With operations and facilities across North America and Europe, these clients have the resources needed to deploy a multi-site, multi-national solution. We also have experience within the retail inventory management environment, working with a diverse group of retail customers including mass merchandisers, department stores, specialty goods, and others. Our retail application suite includes mobile point of sale, stock auditing, inventory management, proof of delivery, and supply chain management.

Managed Services

Our managed services are designed to provide our customers with external asset management and system monitoring and support that enables their mobile technology to operate without interruption and at peak performance levels. We offer managed services to our customers through a dedicated in-house support staff that can monitor and maintain as much of a customer’s information technology systems as the customer desires. We take a proactive approach to identifying and solving problems within a customer’s wireless network systems, which we believe is an attractive alternative to the typical reactive approach to information technology support.

In general, managed services are provided through an ongoing contracted arrangement that is budgeted and invoiced periodically as opposed to our professional services, which are typically one-time engagements that run through product deployment. Examples of our managed services include:

•                                          Network Operations Center. Our network operations center provides remote systems monitoring and technical assistance on information technology related issues. The network operations center offers proactive network monitoring and management and remote support to our customers.

•                                          Asset Management. Our asset management system helps our customers manage their wireless inventory. We maintain a database of all of the customer’s installed equipment, including hardware and software configurations, monitor contract and licensing compliance and consolidate all cost information into a single database for a complete view of a customer’s wireless assets. We also offer a replacement program for wireless devices that reduces the downtime of wireless assets. We offer extended warranty and service programs on our mobile workstations and batteries.

•                                          Customer Care Portal. Through our Customer Care Portal we are able to provide customers with access to the asset management database and also provides access to technical support information and configuration and installation resources.

•                                          Help Desk. Our help desk service provides support to resolve IT issues that our customers encounter.

Our managed services are generally offered through service level agreements that typically range from two to five years.

Sales and Marketing

We employ several methods to sell our services and products, including direct selling, an inside sales approach and channel partner programs. Our direct selling and inside sales approach aims to align the compensation paid to our sales representatives with our business strategy. Sales representatives are paid largely on a commission basis based on the profit margin for the services and products sold.

Our direct sales force is primarily geographically based to support a regional strategy focused on one-to-one selling. In addition, many of our sales representatives specialize in a particular industry or industries, which we believe makes them more effective in understanding the needs of our customers and ultimately generating more sales. Over the past year we have approximately doubled the size of our sales force. We currently employ approximately 40 direct sales representatives located across the United States. In general, new sales representatives take approximately six to nine months to generate leads, initiate contacts and become integrated into the purchasing cycle of our customers.

Through the acquisition of AMTSystems, Inc., we have developed an inside sales approach that primarily uses telephonic and email communications. These sales representatives work from within our offices and are responsible for handling inbound sales orders and for following up with customers. To support this sales approach, we have created a proprietary sales force automation system that integrates our inside and outside sales force, customer service representatives, marketing support staff and management through our email system.

We also sell and market our services and products through a network of key relationships, including channel partners. These relationships are synergistic – we refer business to our key relationships from our existing customers and, in exchange, we receive preferential pricing and referrals from these key relationships. We provide incentives to our channel partners to actively pursue opportunities to market and sell our services and products with our support. We are in the process of developing a formal program through which we can focus on building even stronger relationships with the partners that provide us with the greatest opportunities. In addition, we intend to continue to leverage our key relationships and channel partners by increasing the amount of business, in particular that portion of our business surrounding hardware and wireless device sales, done through these partners while directing our direct sales team to focus on selling our higher margin professional and managed services.

We market our services and products through a variety of methods, including industry trade shows and professional conferences, public relations and targeted marketing campaigns, our corporate website, search engine optimization and marketing, as well as through our sales force and channel partner program.

Customers

We have delivered enterprise mobility solutions to over 2,200 customers in North America, including over 1,400 hospitals and 800 commercial enterprises. The following are examples of the enterprise mobility solutions that we have delivered to our customers.

Car Rental Firm

Customer:  A Fortune 1000 company that is one of the leading car rental firms with over 800 locations in the United States and Canada.

Products/Services Delivered:  We designed and implemented a wireless mobile car return and counter system that utilizes wireless mobile devices and barcode scanning to track and process car rental returns. We managed the installation of this system at approximately 450 rental locations that oversee approximately 165,000 vehicles nationwide and developed software applications on which the system runs.

A Continuing Relationship:  After the implementation of the mobile car return system, we were engaged to design and implement a sales counter system for check-in and reservation services, which we are currently in the process of deploying at approximately 160 locations. We have also been contracted to provide managed support services for each location, which includes a customized e-Learning program, help desk services, and access to our customer care portal for asset tracking and management.

Hospital

Customer:  A regional 650-bed hospital.

Products/Services Delivered:  We designed and implemented a complete wireless mobility solution based on our assessment of the customer’s workflow. The final solution integrated the results of our analysis to enable our customer to capture patient-level clinical information and to support medication administration at the point of care. We consulted on the design of the customer’s wireless infrastructure and delivered mobile workstations and other hardware devices. All of the mobile solutions were deployed using our e-Learning technologies.

Future Opportunities:  The wireless solution has now expanded our opportunity to address other mobile applications such as HealthTrax Wireless Tracking, Computerized Physician Order Entry using handheld PDA’s and Mobile Voice over IP Phones.

As a percentage of total revenue, our five largest customers accounted for, in the aggregate, approximately 28%, 42% and 28% of our revenue for the fiscal years ended December 31, 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, one customer represented 13% of our revenue. In the year ended December 31, 2005, 25% of our revenue was generated from two customers. In the year ended December 31, 2004, one customer represented 12% of our revenue. Management does not believe that the loss of any single customer will have a material adverse effect on our business or results of operations.

We generated revenues from customers located in the United States of $53.9 million through September 30, 2007 and $60.6 million and $54.6 million in the years ended December 31, 2006 and 2005, respectively. We generated revenues from customers located outside of the United States of $0.5 million through September 30, 2007 and $0.2 million and $0.9 million in the years ended December 31, 2006, and 2005, respectively.

Recent Strategic Acquisitions

Acquisition of DDMS Holdings, LLC

On April 9, 2007, we acquired all of the assets of DDMS Holdings, LLC. The acquired assets consist of five patents issued in the U.S., and four patents issued in foreign countries, along with one published U.S. patent application and five pending foreign patent applications. The patents and patent applications relate to a system for managing the delivery of pharmaceutical drugs through the use of RFID technology. The purchase price consisted of $200,000 in cash and 400,000 shares of our common stock. The shares of common stock are unregistered and subject to a one-year lock-up. Both of the shareholders of DDMS Holdings, LLC were granted options to acquire 30,000 shares of our common stock. We view this acquisition as strategic to our business by providing us with protections related to our on-going sale and development of RFID technologies and mobility solutions across our business.

In connection with the acquisition, we agreed to commit funds as we deem necessary toward the maintenance and expansion of the patents and patent applications acquired from DDMS, including a minimum of $250,000 before April 9, 2008.

We also entered into a ten-year consulting agreement with LM Consulting LLC, an entity wholly owned by the former shareholders of DDMS. Under the consulting agreement, LM Consulting will provide up to 20 hours of consulting services per month. The consulting services will be rendered by the former owners of DDMS, who are the original inventors of the patents, and will consist of services related to the commercialization and development of the patents and other intellectual property acquired from DDMS. LM Consulting is entitled to receive a consulting fee during the term of the consulting agreement equal to 36% of the revenue generated by the patents after deducting (i) certain expenses related to the generation of those revenues and (ii) a portion of the funds expended by us in maintaining and expanding the patents.

Acquisition of Certain Assets of AMTSystems, Inc.

On May 10, 2007, we acquired certain assets of AMTSystems, Inc., including the rights to existing relationships with customers, vendors and partners, and the intellectual property rights behind AMTSystems’ clinical and financial mobility solutions for healthcare. The purchase price consisted of $100,000 in cash and 138,160 shares of our common stock at closing, and $500,000 in cash, plus interest, payable in 72 equal monthly installments. The shares of common stock issued in the transaction are unregistered and are subject to a two-year lock-up.

We believe that the addition of professional staff from AMT will enable us to enhance our software development capabilities and increase our barcode and RFID technology sales. The focus of this acquisition is on the integration of clinical and financial systems through software applications that operate on mobile computing devices enabling materials management, patient charge capture, and a full line of proof positive patient identification solutions.

In connection with the acquisition, we entered into a two-year employment agreement with Todd D. Stewart. Under the employment agreement, Mr. Stewart was appointed to the position of Director, Healthcare Technology Sales, is entitled to receive an annual base salary of $125,000 plus related sales incentive commissions, and received options to purchase 30,000 shares of our common stock, pursuant to our 2006 Equity Compensation Plan.

Acquisition of Healthcare Informatics Associates, Inc.

On September 30, 2007, we acquired substantially all of the assets of Healthcare Informatics Associates, Inc., or HIA, including all of HIA’s cash and cash equivalents and certain bank accounts, accounts receivable, the rights to existing relationships with customers, vendors and partners, certain tangible personal property and certain intangible rights and property. The consideration paid for the acquired assets was composed of cash, shares of our common stock, a convertible promissory note and additional contingent consideration under an earn out agreement, each as discussed in more detail below. We believe that the acquisition of HIA and its combination of IT and clinical experience will enable us to expand the strategic value of our current and future customer relationships.

The cash purchase price payable at closing was $5.5 million (subject to a post-closing working capital adjustment) of which $900,000 was placed into escrow to fund a portion of certain employee retention payments to be made to HIA’s employees over a three-year period after the closing. In addition, $1,556,586 from HIA’s cash account was deposited into an escrow account to be used to fund any working capital adjustment payable to the Company, the remainder of which, if any, will be released back to HIA. We also deposited approximately $83,000 into escrow representing certain outstanding customer invoices due to HIA. If HIA collects amounts due under those invoices within 60 days after the closing and remits those amounts to us, an equivalent amount shall be released to HIA from the escrow.

In addition to the cash consideration described above, the purchase price for the assets of HIA included 755,478 unregistered shares of our common stock and a $3,500,000 convertible subordinated promissory note issued by our wholly-owned subsidiary, InfoLogix Systems Corporation. The note bears interest at a rate of 9% per annum, compounding annually until the principal amount is paid in full. The principal amount of the note and all accrued interest are payable in full on September 30, 2010. The outstanding unpaid principal amount of the note is convertible at the option of HIA into unregistered shares of our common stock at a conversion price of $5.50 per share. We may also require HIA to convert all or any portion of the outstanding unpaid principal of the note into our unregistered common stock at a conversion price of $5.50 per share if the closing bid price of our common stock for at least 45 consecutive trading days equals or exceeds $8.00 per share. Any accrued but unpaid interest on the note at the time of any conversion will be paid, at our option, either in cash or in additional shares of our common stock at a conversion price of $5.50 per share. HIA may also, at its option, declare the note payable in full upon the occurrence of a change of control (as defined in the note) of InfoLogix Systems. The note also contains customary events of default that would allow HIA to accelerate the amounts payable under the note, including any default on our senior debt. The note is subject to a subordination agreement with Sovereign Bank, our senior lender. The note also grants HIA the right to require us to redeem a portion of the unpaid and outstanding principal of the note if we engage in an offering of our equity securities, the primary purpose of which is to raise capital.

In addition, we entered into an earn out agreement pursuant to which HIA is eligible to earn additional consideration in respect of the two years after the closing of the acquisition. HIA can earn up to $2,000,000 in the first year and up to $2,500,000 in the second year upon satisfaction of certain financial milestones described in the earn out agreement. To the extent HIA exceeds those milestones, it may earn additional consideration equal to 25% of such excess.

In connection with the acquisition, we entered into a two-year employment agreement with Gerald E. Bartley, a 50% stockholder of HIA. Under the employment agreement, Mr. Bartley was appointed to the position of Executive Vice President and Managing Director of our Healthcare Consulting Group and is entitled to receive an annual base salary of $250,000. In addition, Mr. Bartley is entitled to participate in such incentive compensation plans and equity plans that we provide to employees from time to time. Mary Ann Bartley, the other 50% stockholder of HIA, also entered into a one-year employment agreement with us in connection with the acquisition.

Patents and Proprietary Technology

We file patent applications to protect technology, innovations and improvements that we consider important to the development of our business. Throughout our history, we have proactively invested in and acquired intellectual property assets. We continue to partner and invest to develop, capture and deliver unique, high-quality, differentiated and cost-effective mobile workforce technology solutions for our customers. We have 19 issued patents in the U.S. related to wearable computers and surrounding RFID technology that manages proper medication delivery and administration. We also have 15 patent applications pending with the U.S. Patent and Trademark Office related to medication delivery and administration and a proprietary power solution specifically designed for mobile workstations, a system and method for live interactive distance learning, and related mobile wireless computer systems. The patents for which we have received a final issuance have remaining legal lives that vary from 5 to 17 years.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our employees, consultants, customers, business partners, and other third parties. As a condition of employment, we require that all full-time and part-time employees enter into an inventor assignment and non-disclosure agreement.

We intend to continue to broaden the scope of our intellectual property portfolio, which we consider critical to our future product development. We might choose to acquire additional intellectual property through selective acquisitions, as we did through our acquisition of DDMS Holdings LLC.

If we are unable to protect our patents and proprietary rights, our reputation and competitiveness in the marketplace could be materially damaged. Litigation may be necessary in order to enforce any patents that we now hold or any patents that are issued to us or acquired by us in the future.

Competition

We operate in a fragmented marketplace, competing with a variety of participants in the wireless mobility market including companies that design systems, provide hardware and software applications, integrate software and hardware applications, provide consulting services and offer management and maintenance services. Our primary competition comes from regional and local firms that are similar to us in terms of revenue and numbers of employees.

We sell and support mobile point of care workstations with over 40,000 of our units currently in use in the U.S. healthcare market. In this business, we compete with a variety of companies, including furniture and fixture distributors and several nationally known mobile cart manufacturers and distributors. The larger competitors include Stinger Medical (in business for over ten years and the first company to provide mobile carts to the healthcare industry), Flo (the holder of several patents on mobile computing), Ergotron, Rubbermaid, NAware, Lionville, Howard Computer, Artomick and Enovate IT.

In the healthcare market, we also compete with device manufacturers, service providers and software platform companies that offer unique, specialty use products. For example, Palm and Dictaphone compete for market share in the sales of devices to physicians and other providers, Microsoft and Intel are positioning for wireless IP platform adoption, while companies like MedQuist and Scribe vie for customers of specialty use software applications and services. While we maintain our focus on enterprise mobility solutions, we will encounter these companies in the marketplace selling against us for a portion of the work-flow and voice-over-IP solution sets.

We encounter the very large consulting firms such as IBM Global Services, Accenture, Deloitte Consulting, EDS, Computer Sciences Corporation, First Consulting, and Affiliated Computer Services in both our commercial and healthcare groups. Many of these national and international consulting firms focus on design and architecture of wireless networks, and work-flow or process improvement. We believe there are also many small, local and regional consulting firms offering services similar to the larger firms, as well as site-surveys, infrastructure support and information technology outsourcing. Each of these participants will continue to compete with us for our core services around enterprise mobility solutions and mobile managed services.

We compete with handheld mobile computer products companies in our supply-chain solutions business, including Symbol/Motorola, Intermec, LXE and other makers of tablet computers such as Dell, Hewlett-Packard, Sony and Fujitsu. Symbol/Motorola is a global leader in mobile data management systems and services with innovative customer solutions based on wireless local area networking for voice and data, application-specific mobile computing and bar-code data capture.

We also compete with a smaller group of companies that are more solutions oriented, but operate in the sectors in which we operate, including healthcare, transportation, manufacturing, distribution and retail. These companies include Wavelink Corporation, Ennovative, Inc., and OAT (a recognized RFID framework provider).

This group of companies competes for business that delivers software and solutions to empower businesses to achieve competitive advantage from the use of RFID. Solution sets include data and content management, materials management, e-commerce, e-Learning, custom application and web interface development, and infrastructure management.

In addition to the foregoing, there are hundreds of firms that operate in a variety of vertical-specific or technology-centric groupings. Due to the increasing level of market activity related to these two general areas, an increasing number of companies are claiming capabilities.

When evaluating our competitive landscape, we consider:

•                                          The large number of RFID and mobile wireless hardware solution providers. Many firms attempt to differentiate their services by promoting “solution” integration capabilities. The larger enterprises understand the value add elements of software integration (either proprietary or third-party integration) as well as service capabilities to integrate and manage.

•                                          A growing number of private companies are establishing meaningful market presence by leveraging software integration and solution management capabilities.

•                                          Cross industry penetration seems to be a constant theme for many companies; however, we believe industry specialization is viewed by customers as an important differentiator.

Product Development

To ensure our ability to identify and develop new technologies and applications for our mobile workforce technology solution platforms, we have organized a software and technology engineering group to provide identification, design, programming, testing, quality assurance and implementation support. We have experienced managers and engineering staff that provide the necessary expertise required to position us for future growth in our business.

Manufacturing

We engage third parties to produce our mobile point of care and point of activity workstations. We currently do not have a long-term contract with the company providing us with the majority of these products. Most of the manufactured products are shipped directly from the manufacturing facility to our customer site. Our employees provide on-site customized assembly and installation, upon request of our customers.

Employees

As of September 30, 2007, we had 159 employees of which 44 were in sales and marketing, 83 were in consulting, software engineering, quality assurance, and field services, 18 were in operations and customer support, and 14 were in finance, executive and administrative capacities. We are not subject to any collective bargaining agreements, and we believe that our relationship with our employees is good.

In addition to full-time employees, we utilize the services of various independent contractors, primarily for certain product development and foreign sales, marketing and administrative activity.

Facilities

Our principal executive offices are located in Hatboro, Pennsylvania in approximately 25,240 square feet of leased space. This facility accommodates our executive office, customer support, warehouse, development and shipping operations. The term of the lease commenced on October 8, 2004 with an initial term of 85 months and an option to extend the lease term for up to one additional period of five years. The initial annual base rent is approximately $167,000. The base rent is increased 2% annually effective on the annual anniversary of the lease commencement date each year. We are also responsible for payments of common area operating expenses for the premises.

Legal Proceedings

We are not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, management believes would have a material adverse effect on our business, financial condition or results of operations.

Corporate Information

InfoLogix Systems Corporation, our wholly-owned subsidiary through which we conduct substantially all of our operations, was established in 2001 under the name Infologix, Inc. as a mobile solution provider serving the enterprise mobility market.

InfoLogix, Inc. was incorporated under the laws of the State of Nevada on November 22, 2004 under the name New Age Translation, Inc., or New Age – NV. On November 22, 2006, New Age – NV merged with and into its newly-formed wholly-owned subsidiary, New Age Translation, Inc., a Delaware corporation, or New Age – DE, solely for the purpose of changing its state of incorporation from Nevada to Delaware. On November 29, 2006, INFLX Acquisition Corp., a newly-formed wholly-owned subsidiary of New Age – DE, merged with and into InfoLogix, Inc. Following the merger, InfoLogix, Inc. changed its name to InfoLogix Systems Corporation and New Age – DE changed its name to InfoLogix, Inc.

Our principal executive offices are located at 101 East County Line Road, Suite 210, Hatboro, Pennsylvania 19040. Our telephone number is (215) 604-0691. Our website address is www.infologixsys.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

SELLING STOCKHOLDERS

We are registering the resale by the selling stockholders from time to time of up to 2,158,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell under this prospectus or a supplement hereto any or all of the shares of common stock. In the event that a sale is to be made pursuant to this prospectus by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.

The following table contains information we received from the selling stockholders on or before November 28, 2007, with respect to the selling stockholders and the number of shares of common stock beneficially owned by each selling stockholder before the offering and the shares that may be offered using this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of the sale or sales of common stock covered by this prospectus. We cannot estimate the number of shares the selling stockholders will hold after the completion of the offering by the selling stockholders because they may sell all or a portion of the shares offered by this prospectus. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling stockholders after the completion of this offering. Our registration of the shares of common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

NAME	NUMBER OF SHARES OF COMMON STOCK OWNED BEFORE THE OFFERING		NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD	NUMBER OF SHARES OF COMMON STOCK OWNED AFTER THE OFFERING	PERCENTAGE OF COMMON STOCK OUTSTANDING OWNED AFTER THE OFFERING

IL Venture Capital LLC (1)	2,083,333		2,083,333	—	—

Barry Honig	340,000	(2)	75,000	265,000	1.1%

(1)                                 Ira M. Lubert is the sole managing member of IL Venture Capital LLC. The selling stockholder has advised us that it intends to contribute the shares of common stock covered by this prospectus to Lubert Family Foundation, Inc. In the event that the shares of common stock are so transferred, Lubert Family Foundation, Inc. would be the selling stockholder hereunder and may sell the shares of common stock offered by this prospectus.

(2)                                 We are registering the resale of 125,000 of these shares of common stock on a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission on November 21, 2007.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law.

Common Stock

Each holder of common stock is entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting. Each holder of our common stock is entitled to one vote for each share of common stock held by the stockholder. All elections for directors are decided by plurality vote and, except as otherwise provided by our certificate of incorporation or the laws of the State of Delaware, all other questions are decided by the vote of a majority of the stockholders present, in person or by proxy, at the meeting assuming a quorum is present. Holders of our common stock are entitled to receive ratably dividends, if any, as declared by our Board of Directors out of legally available funds. The current policy of our Board of Directors is to retain earnings, if any, to fund our operations and growth. Our loan and security agreement with Sovereign Bank currently restricts our ability to pay dividends on our common stock. Upon a liquidation, winding up, or dissolution, holders of our common stock are entitled to share ratably in all of our assets that are available for distribution. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely effected by, the rights of holders of any series of our preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors.

Anti-Takeover Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our bylaws are intended to strengthen the position of our Board of Directors in the event of a hostile takeover attempt. These provisions have the effect of providing our Board of Directors with the sole power to fill vacancies on our Board of Directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Our certificate of incorporation authorizes our Board of Directors, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors.  Any such issuance may have the effect of delaying, deferring or preventing a change in control of InfoLogix, Inc.

Transfer Agent

The transfer agent and registrar for our common stock is StockTrans, Inc.

PLAN OF DISTRIBUTION

We are registering the resale by the selling stockholders from time to time of up to 2,158,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•                                          on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                          in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          in an exchange distribution in accordance with the rules of the applicable exchange;

•                                          in privately negotiated transactions;

•                                          through short sales;

•                                          in sales pursuant to Rule 144;

•                                          through the sale by broker-dealers of a specified number of such shares at a stipulated price per share;

•                                          in a combination of any such methods of sale; and

•                                          through any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest, including Lubert Family Foundation, Inc., will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $21,688 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of counsel for the selling stockholder. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, has provided us with an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2005 and December 31, 2006 and for each of the years in the three year period ended December 31, 2006 have been provided in reliance on the report dated March 23, 2007 of Asher & Co., Ltd., an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting registrant under the Securities Exchange Act of 1934, as amended. Our website address is http://www.infologixsys.com. The information included on our website is not included as a part of, or incorporated by reference into, this prospectus. We will make available through our website free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the resale of the shares pursuant to this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares of common stock we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•                                       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•                                       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•                                       our Current Reports on Form 8-K filed with the SEC on April 5, April 11, May 14, August 23, October 4, 2007 and November 29, 2007; and

•                                       the description of our common stock contained in our Registration Statement on Form 10 dated September 17, 2007, and all amendments or reports filed with the SEC for the purpose of updating such description.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning our Chief Financial Officer at:

InfoLogix, Inc.

101 E. County Line Road, Suite 210

Hatboro, PA 19040

(215) 604-0691

Attention:  Chief Financial Officer

2,158,333 Shares of Common Stock

, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale of the common stock being registered. All of the amounts shown are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$188

Printing expenses	$3,000

Accounting fees and expenses	$10,000

Legal fees and expenses	$7,500

Miscellaneous	$1,000

Total	$21,688

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as InfoLogix, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.  Any repeal or modification of these provisions approved by our stockholders will be prospective only, and will not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger between New Age Translation, Inc., INFLX Acquisition Corp. and InfoLogix, Inc. dated as of November 29, 2006 (incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K dated November 29, 2006).

2.2

Asset Purchase Agreement by and among InfoLogix, Inc., InfoLogix Systems Corporation, Healthcare Informatics Associates, Inc., and the stockholders of Healthcare Informatics Associates, Inc. dated as of September 30, 2007 (incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K dated September 30, 2007).

3.1	Certificate of Incorporation of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K dated November 22, 2006).

3.2

Certificate of Amendment of New Age Translation, Inc. changing corporate name to InfoLogix, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 29, 2006).

3.3	By-laws of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 22, 2006).

4.1	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Warren V. Musser (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K dated November 29, 2006).

4.2	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Michael M. Carter (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K dated November 29, 2006).

4.3	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Karen Keating Mara (incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K dated November 29, 2006).

4.4	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and David T. Gulian (incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K dated November 29, 2006).

4.5	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Richard D. Hodge (incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K dated November 29, 2006).

4.6	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Craig A. Wilensky (incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K dated November 29, 2006).

4.7	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Fairmount Partners LP (incorporated herein by reference to Exhibit 4.7 of our Current Report on Form 8-K dated November 29, 2006).

5.1	Opinion of Drinker Biddle & Reath LLP.

Exhibit No.	Description

23.1	Consent of Asher & Company, Ltd.

23.2	Consent of Drinker Biddle & Reath LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page to this Registration Statement).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Hatboro, Commonwealth of Pennsylvania, on November      , 2007.

INFOLOGIX, INC.

/s/ John A. Roberts
By: John A. Roberts
Title: Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of InfoLogix, Inc. hereby severally constitutes and appoints David T. Gulian and John A. Roberts, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 (including post-effective amendments) and any subsequent registration statement filed by InfoLogix, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David T. Gulian	President and Chief Executive	November 30, 2007
David T. Gulian	Officer (principal executive
officer) and Director

/s/ John A. Roberts	Chief Financial Officer (principal	November 30, 2007
John A. Roberts	financial officer and principal
accounting officer) and Secretary

/s/ Craig A. Wilensky	Director	November 30, 2007
Craig A. Wilensky

/s/ Richard D. Hodge	Director	November 30, 2007
Richard D. Hodge

	Director	November , 2007
Wayne D. Hoch

/s/ Thomas C. Lynch	Director	November 30, 2007
Thomas C. Lynch

	Director	November , 2007
Thomas O. Miller

/s/ Warren V. Musser	Director	November 30, 2007
Warren V. Musser

/s/ Jake Steinfeld	Director	November 30, 2007
Jake Steinfeld

/s/ Richard A. Vermeil	Director	November 30, 2007
Richard A. Vermeil

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger between New Age Translation, Inc., INFLX Acquisition Corp. and InfoLogix, Inc. dated as of November 29, 2006 (incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K dated November 29, 2006).

2.2

Asset Purchase Agreement by and among InfoLogix, Inc., InfoLogix Systems Corporation, Healthcare Informatics Associates, Inc., and the stockholders of Healthcare Informatics Associates, Inc. dated as of September 30, 2007 (incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K dated September 30, 2007).

3.1	Certificate of Incorporation of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K dated November 22, 2006).

3.2

Certificate of Amendment of New Age Translation, Inc. changing corporate name to InfoLogix, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 29, 2006).

3.3	By-laws of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 22, 2006).

4.1	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Warren V. Musser (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K dated November 29, 2006).

4.2	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Michael M. Carter (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K dated November 29, 2006).

4.3	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Karen Keating Mara (incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K dated November 29, 2006).

4.4	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and David T. Gulian (incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K dated November 29, 2006).

4.5	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Richard D. Hodge (incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K dated November 29, 2006).

4.6	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Craig A. Wilensky (incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K dated November 29, 2006).

4.7	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Fairmount Partners LP (incorporated herein by reference to Exhibit 4.7 of our Current Report on Form 8-K dated November 29, 2006).

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Asher & Company, Ltd.

23.2	Consent of Drinker Biddle & Reath LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page to this Registration Statement).